Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to Registration Statement on Form F-1 (No. 333-222455) of Bioceres S.A. of our report dated December 6, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the stock split described in Note 11 as to which the date is  January 5, 2018, relating to the financial statements of Bioceres S.A., which appear in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Price Waterhouse & Co. S.R.L.

/s/ GABRIEL MARCELO PERRONE
Gabriel Marcelo Perrone
Partner

Rosario, Argentina
March 23, 2018